UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 10, 2006
Date of Report (Date of earliest event reported)
MSX International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-49821	38-3323099
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
1950 Concept Drive, Warren, Michigan
(Address of principal executive offices)
48091
(Zip Code)
(248) 299-1000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
SIGNATURE

ITEM 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     As a result of discrepancies uncovered during the fiscal 2005 audit, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) initiated an investigation regarding discrepancies in the fiscal 2003 financial statements of Satiz S.r.l., a wholly-owned, indirect Italian subsidiary of the Company (“Satiz”) that is currently held for sale and classified as discontinued. The Audit Committee engaged legal counsel and accounting advisors to assist in the investigation, which is now complete. Based on the investigation, the Audit Committee believes that certain errors in the 2003 results were due to intentional misstatements by Satiz personnel and/or control deficiencies with respect to the Company’s financial reporting processes at Satiz. As a result of procedures performed, the Company identified certain other accounting issues at Satiz, not related to the subject matter of the investigation, which resulted in required adjustments to fiscal 2003 and 2004 results. In addition, the Company determined there were required adjustments to fiscal 2004 results at other unrelated subsidiaries due to unintentional errors.
     As a result of the items described above, Management and the Audit Committee concluded that the Company’s consolidated financial statements for the fiscal years ended December 28, 2003 and January 2, 2005 should no longer be relied upon and should be restated. Specifically, the fiscal 2003 and 2004 financial statements, as issued, contain errors related to improper recording of unbilled receivables and inventory at the Company’s Satiz operations and require other adjustments that were caused by inadequate controls or procedures over selected account balances. The Company has discussed these matters with its current and former independent public accounting firms.
     Management concluded that the Satiz 2003 financial statements had overstated unbilled accounts receivable by $1.6 million, inventory by $0.9 million, fixed assets (and related capital expenditures) by $0.4 million, and overstated accrued liabilities by $0.1 million. The impact of the overstatements will increase the loss from discontinued operations by $2.8 million from $23.2 million to $26.0 million and increase the reported net loss for fiscal 2003 from $64.0 million to $66.8 million.
     Management also concluded that the Company’s U.S. multi-employer pension obligations during 2004 were understated by $0.8 million due to a reallocation of initial pension liabilities effective in December 2004. Although the reallocation was completed in 2004, the Company was not aware of the reallocation until fiscal 2005. In addition, management determined that selected reserve balances in fiscal 2004 were overstated due to improper estimates. As a result, net income was understated by approximately $0.1 million during fiscal 2004. The impact of these adjustments on fiscal 2004 includes an overstatement of income from continuing operations of $0.4 million and an understatement of income from discontinued operations of $0.5 million.

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The following is a summary of the effects of the restatements after giving effect to operations classified as discontinued during fiscal 2005:

	January 2, 2005		December 28, 2003
	As Reported	As Restated	As Reported	As Restated
Results of Operations (1):
Revenue	$454,305	$454,305	$503,903	$503,903
Cost of Sales	384,662	385,122	429,633	429,633

Gross Profit	69,643	69,183	74,270	74,270
Selling, general & administrative expense	35,350	35,350	48,311	48,311
Restructuring & severance costs	209	209	19,265	19,265
Loss on asset impairment and sale	—	—	1,652	1,652

Income from continuing operations before interest, income taxes and equity in net losses of affiliates	34,084	33,624	5,042	5,042
Interest expense, net	30,741	30,741	28,518	28,518

Income (loss) from continuing operations before income taxes, minority interests and equity in affiliates	3,343	2,883	(23,476)	(23,476)
Income tax provision	1,776	1,776	17,304	17,304
Less minority interests and equity in affiliates, net of taxes	—		(40)	(40)

Income (loss) from continuing operations	1,567	1,107	(40,740)	(40,740)
Income (loss) from discontinued operations, net	15	550	(23,273)	(26,038)

Net Income (loss)	1,582	1,657	(64,013)	(66,778)
Accretion for redemption of preferred stock	9,500	9,500	9,183	9,183

Net loss available to common shareholders	$(7,918)	$(7,843)	$(73,196)	$(75,961)

(1)	Reported results reflect changes made due to classification of Satiz S.r.l. and Creative Technology Services LLC as held for sale.

	January 2, 2005		December 28, 2003
	As Reported	As Restated	As Reported	As Restated
Cash Flows:
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Increase) decrease in receivables, net	$48,439	$48,414	$(7,833)	$(6,271)
(Increase) decrease in inventory	(3,543)	(3,543)	(3,792)	(2,885)
Increase (decrease) in current liabilities	(47,627)	(48,855)	40,108	39,983
Other, net	1,564	2,434	486	486

Net cash provided by operating activities	15,819	15,511	14,535	14,114

Cash flows from investing activities:
Capital expenditures	(3,031)	(2,723)	(5,250)	(4,829)

	As of January 2, 2005
	As Reported	As Restated
Balance Sheet:
Accounts receivable	$158,640	$157,103
Total assets	385,744	382,571
Total shareholders’ deficit	(180,772)	(183,462)

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.
Dated: April 11, 2006
MSX INTERNATIONAL, INC.

By:	/s/ Frederick K. Minturn

Frederick K. Minturn
Executive Vice President and
Chief Financial Officer

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